FEDNAT HOLDING COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Sunrise, Florida, February 26, 2019 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and twelve months ended December 31, 2019.

Q4 2019 highlights (as measured against the same three-month period last year, except where noted):
•Net loss of $6.9 million or $0.51 per diluted share
•Adjusted operating loss of $7.9 million of $0.59 per diluted share.
•$4.5 million of claims, net of recoveries, pre-tax, from Tropical Storms Olga and Nestor as well as other severe weather events impacting Texas, Florida and other states, as previously communicated.
•$12.0 million of claims, net of recoveries, pre-tax for adverse prior year reserve development, including $8.0 million of non-core losses, as previously communicated.
•$5.0 million of claims, net of recoveries, pre-tax, for current year strengthening in homeowners Florida, as a result of continued impact from assignment of benefits and related litigation costs, as previously communicated.
•Gross written premiums of $150.1 million, including $6.6 million from Maison.
•Net premiums earned increased 4.5% to $95.2 million, including $4.1 million from Maison.
•Combined ratio of 122.1%, up 3.8 points, representing 4.7 points of net catastrophe losses in the period, 12.6 points of adverse development and 5.3 points from current accident year reserve strengthening.
•Quarter-end Florida homeowners in-force policies of approximately 241,000.
•202.3% increase in non-Florida homeowners in-force policies to approximately 133,000.
•Book value per share increased 2.4% to $17.25 as compared to $16.84 as of December 31, 2018, due primarily to unrealized gains on our bond portfolio, partially offset by the acquisition of Maison and dividends declared.
•Repurchased 238,000 shares of common stock at a total of $3.9 million during the fourth quarter of 2019.

“The claims environment in the Florida homeowners market remains challenging, even despite the enactment of AOB reform on July 1, 2019,” said Mr. Michael H. Braun, the Company’s Chief Executive Officer. "Increased litigation costs were a major factor in the reserve strengthening in our Florida homeowners line and also contributed to the adverse development in our non-core lines, which continue to be in run-off. While FedNat has been a leader in taking rate in Florida homeowners and ensuring stringent underwriting practices, nonetheless at this time we have a cautious near-term outlook in this market and do not expect our Florida policy count to grow in 2020."

Mr. Braun added, "Following the successful acquisition of Maison in 2019, we have expanded our presence in more stable and profitable coastal homeowners markets outside of Florida. Our non-Florida book of business was profitable in the fourth quarter, including Maison's contribution for the month of December. We believe our non-Florida growth opportunities position FedNat for improved financial performance in 2020, and long-term profitable growth. FedNat's balance sheet remains strong and will enable us to continue our commitment to returning value to shareholders through growth, as appropriate, and our dividend and share repurchases.”

Consolidated

•Net loss of $6.9 million or $0.51 per diluted share during the fourth quarter of 2019, as compared to net loss of $9.3 million or $0.73 per diluted share during the fourth quarter of 2018. The fourth quarter was significantly impacted by (all amounts on a pre-tax basis) $4.5 million of claims, net of recoveries from catastrophe severe weather events, $12.0 million of claims, net of recoveries, for adverse prior year reserve development, including $8.0 million of non-core losses, and $5.0 million of claims, net of recoveries, for current year strengthening, as previously communicated.
•Compared to September 30, 2019, book value per share decreased $1.20 to $17.25 at December 31, 2019. The decrease was predominantly driven by the acquisition of Maison of $0.57 per share, a net loss of $0.51 per share, as noted above, and dividends declared of $0.09 per share.

Revenues

•Total revenue increased $12.6 million or 13.0%, to $109.0 million for the three months ended December 31, 2019, compared with $96.4 million for the three months ended December 31, 2018. The increase was primarily driven by $4.1 million of higher net premiums earned (as discussed further below) $7.1 million of additional investment gains in the current period as compared to the prior year as well as higher other income.
•Gross written premiums increased $22.5 million, or 17.6%, to $150.1 million in the quarter, compared with $127.6 million for the same three-month period last year. Gross premiums written increased due to the growth in homeowners non-

Florida, including $6.6 million from Maison. Our non-Florida business continues to show exceptional growth year over year, especially in the state of Texas, and now with Maison’s book of business, will allow us to leverage our infrastructure and diversify insurance risk.
•Gross premiums earned increased $15.4 million, or 10.9%, to $157.2 million for the three months ended December 31, 2019, as compared to $141.8 million for the three months ended December 31, 2018. The higher gross premiums earned was driven by a 12.5% increase in earned premiums in Homeowners, which includes $7.9 million from Maison, partially offset by the results of our decision to exit the Automobile and commercial general liability lines.
•Ceded premiums increased $11.3 million, or 22.4%, to $62.0 million in the quarter, compared to $50.7 million the same three-month period last year. The increase was driven by $7.5 million higher excess of loss reinsurance spend in Homeowners, as this years’ program became effective July 1, 2019 at a higher rate on-line than the program in the previous year and $3.8 million from Maison. These items were slightly offset by lower ceded premiums in Automobile as we have exited that line of business.

Expenses

•Losses and loss adjustment expenses (“LAE”) increased $6.5 million, or 9.0%, to $78.8 million for the three months ended December 31, 2019, compared with $72.3 million for the same three-month period last year. The net loss ratio increased 3.4 percentage points, to 82.8% in the current quarter, compared to 79.4% in the fourth quarter of 2018. The higher ratio was primarily the result of the increase in reinsurance spend, which reduces the net earned premium denominator of the loss ratio calculation. The fourth quarter of 2019 included $12.0 million of adverse prior year reserve development, including $8.0 million from non-core lines, as we exit these lines, as well as $6.0 million of catastrophe net losses from Tropical Storms Olga and Nestor and other catastrophe weather events ($3.0 million of these losses relate to non-Florida, which is subject to a 50% profit-sharing agreement) and $5.0 million of reserve strengthening in the current accident year. After a complete analysis of recent emerging trends, we recorded additional losses in current and prior accident years as a result of higher than expected tail trends in weather-related claims and higher litigation claims driving higher than expected severity in homeowners Florida. The adverse experience in our non-core lines was driven by claim reopenings across the remaining active claims in Automobile and high severity claims as well as late reported new claims across several accident years in our commercial general liability line of business. Additionally, higher homeowners gross premiums earned across periods drove additional losses of approximately $7.0 million. These items were offset by $23.7 million of net loss from Hurricane Michael and $6.5 million of non-core losses in the fourth quarter of 2018.
•The net expense ratio increased 0.4 percentage points, to 39.3% in the current quarter, as compared to 38.9% in the fourth quarter of 2018. Commissions and other underwriting expenses increased $1.9 million, or 6.4%, to $31.5 million for the three months ended December 31, 2019, compared with $29.6 million for the three months ended December 31, 2018. The slight increase is made up of higher acquisition costs from overall higher premiums, which were partially offset by lower profit share costs because of higher catastrophe losses in FNIC’s non-Florida book of business, as referenced above.
•General and administrative expenses increased $0.1 million, or 0.5%, to $5.9 million for the three months ended December 31, 2019, compared with $5.8 million for the three months ended December 31, 2018. However, excluding deal costs, general and administrative expenses decreased $0.3 million to $5.2 million in the fourth quarter of 2019, compared with $5.5 million for the fourth quarter of 2018. The current quarter includes $0.7 million due diligence related costs related to the Maison acquisition, which was finalized in the quarter.
•Interest expense increased $0.9 million to $1.9 million for the three months ended December 31, 2019, compared with $1.0 million in the prior year period, due to the Company having a higher outstanding debt in the current quarter as compared to the same quarter in the prior year.

Line of Business Results

•Homeowners net loss for the current quarter was $2.3 million, which included 6.5% growth in net premiums earned compared to the fourth quarter of 2018. The combined ratio for the current quarter was 111.4%, which includes (all amounts on a pre-tax basis) $4.0 million, net, of prior year development, $5.0 million, net, of current year strengthening and $4.5 million of catastrophe losses, net of reinsurance and profit share recoveries.
•Automobile's net loss for the fourth quarter of 2019 was $1.8 million, as compared with a loss of $4.0 million in the prior year quarter, primarily driven by lower adverse prior year development, as we exit this line of business.
•Other’s net loss of $2.8 million in the fourth quarter of 2019, was driven by (all amounts on a pre-tax basis) $5.4 million of prior year adverse development in our commercial general liability book of business, and $1.9 million of interest expense, partially offset by net investment income of $3.9 million and investment gains of $2.0 million.

2019 vs. 2018 Full Year Results

•The Company reported net income of $1.0 million, or $0.08 per diluted share, for 2019 as compared to net income of $14.9 million, or $1.16 per diluted share, for 2018. The performance in 2019 is the result of higher losses from catastrophe events, adverse loss experience and higher reinsurance costs in the second half of 2019.
•The Company's adjusted operating income (loss) was $(0.4) million or $(0.03) per diluted share in 2019, as compared to adjusted operating income of $20.0 million or $1.55 per diluted share in 2018.

Stock Repurchase Program

•During the fourth quarter of 2019, the Company repurchased 238,000 shares of common stock for $3.9 million at an average price per share of $16.27. As of February 25, 2020, in the first quarter of 2020, the Company has repurchased 188,111 shares of common stock for $3.0 million at an average price per share of $15.74.

Subsequent Event/Premium Rate Activity

•The Company applied for and was approved by the Florida Office of Insurance regulation (“OIR”) for a state-wide average rate increase of 2.8% for Florida homeowners multiple-peril insurance policies, which is expected to become effective for new and renewal policies on March 15, 2020.
•The Company applied for and is awaiting approval by the Florida OIR for a state-wide average rate increase of 7.4% for Florida homeowners multiple-peril insurance policies, which, subject to approval, would be expected to become effective for new and renewal policies on June 15, 2020.
•There are other rate actions being taken across our books of business. For further detail and information related to these rate actions, please refer to the Form 8-K published with the U.S. Securities and Exchange Commission on February 19, 2020.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Thursday, February 27, 2020. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 4880838

A live webcast of the call will be available online via the “Presentations and Events” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investor-relations/investor-presentations/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat is a regional, insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, is authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results. The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which operated in Georgia, Texas, Alabama, and Florida. The “Other” line of business primarily consists of our commercial general liability and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended			Twelve Months Ended
	2019	2018	% Change	2019	2018	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss):
Homeowners	$(2,316)	$(1,354)	71.0%	$5,665	$22,175	(74.5)%
Automobile	(1,799)	(3,980)	(54.8)%	(4,040)	(5,648)	(28.5)%
Other	(2,778)	(3,971)	(30.0)%	(614)	(1,599)	(61.6)%
Consolidated	$(6,893)	$(9,305)	(25.9)%	$1,011	$14,928	(93.2)%

Adjusted operating income (loss):
Homeowners	$(2,306)	$(1,049)	119.8%	$5,912	$23,663	(75.0)%
Automobile	(1,799)	(3,979)	(54.8)%	(4,035)	(5,578)	(27.7)%
Other	(3,820)	91	NCM	(2,238)	1,905	(217.5)%
Consolidated	$(7,925)	$(4,937)	60.5%	$(361)	$19,990	(101.8)%

Per Common Share
Net income (loss) - diluted	$(0.51)	$(0.73)	(29.4)%	$0.08	$1.16	(93.3)%
Adjusted operating income (loss) - diluted	(0.59)	(0.39)	53.0%	(0.03)	1.55	(101.8)%
Dividends declared	0.09	0.08	12.5%	0.33	0.24	37.5%
Book value	17.25	16.84	2.4%	17.25	16.84	2.4%
Book value, excluding AOCI	16.54	17.13	(3.5)%	16.54	17.13	(3.5)%

Return to Shareholders
Repurchases of common stock	$3,867	$—	NCM	$3,867	$5,061	(23.6)%
Dividends declared	1,176	1,043	12.8%	4,309	3,120	38.1%
	$5,043	$1,043	383.5%	$8,176	$8,181	(0.1)%

Revenue
Total revenues	$108,987	$96,442	13.0%	$414,961	$396,093	4.8%
Adjusted operating revenues	106,953	101,502	5.4%	407,877	400,237	1.9%
Gross premiums written	150,074	127,613	17.6%	610,608	567,764	7.5%
Gross premiums earned	157,201	141,781	10.9%	582,334	580,020	0.4%
Net premiums earned	95,188	91,098	4.5%	363,652	355,257	2.4%

Ratios to Net Premiums Earned
Net loss ratio	82.8%	79.4%		75.1%	64.3%
Net expense ratio	39.3%	38.9%		35.9%	40.3%
Combined ratio	122.1%	118.3%		111.0%	104.6%

In-Force Homeowners Policies
Florida	241,000	247,000	(2.4)%	241,000	247,000	(2.4)%
Non-Florida	133,000	44,000	202.3%	133,000	44,000	202.3%
	374,000	291,000	28.5%	374,000	291,000	28.5%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Net premiums earned	$95,188	$91,098	$363,652	$355,257
Net investment income	3,864	3,402	15,901	12,460
Net realized and unrealized investment gains (losses)	2,034	(5,060)	7,084	(4,144)
Direct written policy fees	2,892	2,681	10,200	13,366
Other income	5,009	4,321	18,124	19,154
Total revenues	108,987	96,442	414,961	396,093

Costs and expenses:
Losses and loss adjustment expenses	78,796	72,318	273,080	228,416
Commissions and other underwriting expenses	31,539	29,642	107,189	121,109
General and administrative expenses	5,867	5,838	23,203	22,183
Interest expense	1,916	1,038	10,776	4,177
Total costs and expenses	118,118	108,836	414,248	375,885

Income (loss) before income taxes	(9,131)	(12,394)	713	20,208
Income tax expense (benefit)	(2,238)	(3,089)	(298)	5,498
Net income (loss)	(6,893)	(9,305)	1,011	14,710
Net income (loss) attributable to non-controlling interest	—	—	—	(218)
Net income (loss) attributable to FedNat Holding Company shareholders	$(6,893)	$(9,305)	$1,011	$14,928

Net Income (Loss) Per Common Share
Basic	$(0.51)	$(0.73)	$0.08	$1.17
Diluted	$(0.51)	$(0.73)	$0.08	$1.16

Weighted Average Number of Shares of Common Stock Outstanding
Basic	13,409	12,777	12,977	12,775
Diluted	13,409	12,777	13,023	12,867

Dividends Declared Per Common Share	$0.09	$0.08	$0.33	$0.24

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Gross premiums written:
Homeowners Florida	$104,536	$102,834	$451,856	$458,652
Homeowners non-Florida	42,163	21,941	142,485	81,037
Automobile	—	(25)	(1)	8,603
Commercial general liability	(24)	(135)	(145)	5,384
Federal flood	3,399	2,998	16,413	14,088
Total gross premiums written	$150,074	$127,613	$610,608	$567,764

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Gross premiums earned:
Homeowners Florida	$114,249	$116,614	$452,730	$473,121
Homeowners non-Florida	38,908	19,499	112,836	66,571
Automobile	—	526	26	18,402
Commercial general liability	(24)	1,650	1,669	8,794
Federal flood	4,068	3,492	15,073	13,132
Total gross premiums earned	$157,201	$141,781	$582,334	$580,020

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Net premiums earned:
Homeowners	$95,212	$89,390	$362,183	$342,247
Automobile	—	132	6	4,658
Commercial general liability	(24)	1,576	1,463	8,352
Total net premiums earned	$95,188	$91,098	$363,652	$355,257

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,152	$13,897	$52,962	$56,693
All others	7,695	5,460	25,491	19,948
Ceding commissions	(3,235)	(3,966)	(12,128)	(12,743)
Total commissions	17,612	15,391	66,325	63,898

Automobile	—	93	3	4,322
Homeowners non-Florida	1,028	793	3,365	2,147
Total fees	1,028	886	3,368	6,469

Salaries and wages	3,024	2,997	12,114	14,279
Other underwriting expenses	9,875	10,368	25,382	36,463
Total commissions and other underwriting expenses	$31,539	$29,642	$107,189	$121,109

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net loss ratio	82.8%	79.4%	75.1%	64.3%
Net expense ratio	39.3%	38.9%	35.9%	40.3%
Combined ratio	122.1%	118.3%	111.0%	104.6%
Gross loss ratio	100.8%	277.6%	120.5%	149.8%
Gross expense ratio	25.9%	27.8%	24.5%	26.9%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	December 31,
	2019	2018
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value (amortized cost of $512,645 and $433,664, respectively)	$526,265	$428,641
Debt securities, held-to-maturity, at amortized cost	4,337	5,126
Equity securities, at fair value	20,039	17,758
Total investments	550,641	451,525
Cash and cash equivalents	133,361	64,423
Prepaid reinsurance premiums	145,659	108,577
Premiums receivable, net of allowance of $159 and $77, respectively	41,422	29,791
Reinsurance recoverable, net	209,615	211,424
Deferred acquisition costs and value of business acquired, net	56,136	39,436
Income taxes, net	2,552	5,220
Goodwill	10,997	—
Other assets	28,633	14,975
Total assets	$1,179,016	$925,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$324,362	$296,230
Unearned premiums	360,870	281,992
Reinsurance payable	102,467	63,599
Long-term debt, net of deferred financing costs of $1,478 and $596, respectively	98,522	44,404
Deferred revenue	6,856	4,585
Other liabilities	37,246	19,302
Total liabilities	930,323	710,112
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 14,414,821 and 12,784,444 shares issued and outstanding, respectively	144	128
Additional paid-in capital	167,677	141,128
Accumulated other comprehensive income (loss)	10,281	(3,750)
Retained earnings	70,591	77,753
Total shareholders’ equity attributable to FedNat Holding Company shareholders	248,693	215,259
Non-controlling interest	—	—
Total shareholders’ equity	248,693	215,259
Total liabilities and shareholders' equity	$1,179,016	$925,371

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended December 31,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$146,699	$—	$3,375	$150,074	$124,775	$(25)	$2,863	$127,613
Gross premiums earned	153,157	—	4,044	157,201	136,113	526	5,142	141,781
Ceded premiums	(57,945)	—	(4,068)	(62,013)	(46,723)	(394)	(3,566)	(50,683)
Net premiums earned	95,212	—	(24)	95,188	89,390	132	1,576	91,098
Net investment income	—	—	3,864	3,864	—	—	3,402	3,402
Net realized and unrealized investment gains (losses)	—	—	2,034	2,034	—	—	(5,060)	(5,060)
Direct written policy fees	2,833	—	59	2,892	2,506	93	82	2,681
Other income	4,570	1	438	5,009	3,461	64	796	4,321
Total revenues	102,615	1	6,371	108,987	95,357	289	796	96,442

Costs and expenses:
Losses and loss adjustment expenses	70,777	2,334	5,685	78,796	64,634	4,840	2,844	72,318
Commissions and other underwriting expenses	30,799	—	740	31,539	27,819	730	1,093	29,642
General and administrative expenses	4,498	50	1,319	5,867	4,718	50	1,070	5,838
Interest expense	—	—	1,916	1,916	—	—	1,038	1,038
Total costs and expenses	106,074	2,384	9,660	118,118	97,171	5,620	6,045	108,836

Income (loss) before income taxes	(3,459)	(2,383)	(3,289)	(9,131)	(1,814)	(5,331)	(5,249)	(12,394)
Income tax expense (benefit)	(1,143)	(584)	(511)	(2,238)	(460)	(1,351)	(1,278)	(3,089)
Net income (loss)	$(2,316)	$(1,799)	$(2,778)	$(6,893)	$(1,354)	$(3,980)	$(3,971)	$(9,305)

Ratios to net premiums earned:
Net loss ratio	74.3%	NCM	NCM	82.8%	72.3%	NCM	180.5%	79.4%
Net expense ratio	37.1%			39.3%	36.4%			38.9%
Combined ratio	111.4%			122.1%	108.7%			118.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business (continued)
(Unaudited)

	Year Ended December 31,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$594,341	$(1)	$16,268	$610,608	$539,689	$8,603	$19,472	$567,764
Gross premiums earned	565,566	26	16,742	582,334	539,692	18,402	21,926	580,020
Ceded premiums	(203,383)	(20)	(15,279)	(218,682)	(197,445)	(13,744)	(13,574)	(224,763)
Net premiums earned	362,183	6	1,463	363,652	342,247	4,658	8,352	355,257
Net investment income	—	—	15,901	15,901	—	—	12,460	12,460
Net realized and unrealized investment gains (losses)	—	—	7,084	7,084	—	—	(4,144)	(4,144)
Direct written policy fees	9,915	3	282	10,200	8,484	4,322	560	13,366
Other income	15,202	19	2,903	18,124	14,021	1,148	3,985	19,154
Total revenues	387,300	28	27,633	414,961	364,752	10,128	21,213	396,093

Costs and expenses:
Losses and loss adjustment expenses	257,297	5,128	10,655	273,080	206,062	11,617	10,737	228,416
Commissions and other underwriting expenses	104,071	51	3,067	107,189	111,103	5,751	4,255	121,109
General and administrative expenses	18,818	200	4,185	23,203	18,079	325	3,779	22,183
Interest expense	—	—	10,776	10,776	100	—	4,077	4,177
Total costs and expenses	380,186	5,379	28,683	414,248	335,344	17,693	22,848	375,885

Income (loss) before income taxes	7,114	(5,351)	(1,050)	713	29,408	(7,565)	(1,635)	20,208
Income tax expense (benefit)	1,449	(1,311)	(436)	(298)	7,451	(1,917)	(36)	5,498
Net income (loss)	5,665	(4,040)	(614)	1,011	21,957	(5,648)	(1,599)	14,710
Net income (loss) attributable to non-controlling interest	—	—	—	—	(218)	—	—	(218)
Net income (loss) attributable to FNHC shareholders	$5,665	$(4,040)	$(614)	$1,011	$22,175	$(5,648)	$(1,599)	$14,928

Ratios to net premiums earned:
Net loss ratio	71.0%	NCM	NCM	75.1%	60.2%	249.4%	128.6%	64.3%
Net expense ratio	34.0%			35.9%	37.8%			40.3%
Combined ratio	105.0%			111.0%	98.0%			104.6%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the Three Months Ended December 31,
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
Revenue
Total revenues	$102,615	$1	$6,371	$108,987	$95,357	$289	$796	$96,442
Less:
Net realized and unrealized investment gains (losses)	—	—	2,034	2,034	—	—	(5,060)	(5,060)
Adjusted operating revenues	$102,615	$1	$4,337	$106,953	$95,357	$289	$5,856	$101,502

Net Income (Loss)
Net income (loss)	$(2,316)	$(1,799)	$(2,778)	$(6,893)	$(1,354)	$(3,980)	$(3,971)	$(9,305)
Less:
Net realized and unrealized investment gains (losses)	—	—	1,535	1,535	—	—	(3,778)	(3,778)
Acquisition and other costs	—	—	(493)	(493)	(305)	(1)	(284)	(590)
Amortization of identifiable intangibles	(10)	—	—	(10)	—	—	—	—
Gain (loss) on early extinguishment of debt	—	—	—	—	—	—	—	—
Adjusted operating income (loss)	$(2,306)	$(1,799)	$(3,820)	$(7,925)	$(1,049)	$(3,979)	$91	$(4,937)

Income tax rate assumed for reconciling items above	24.52%	24.52%	24.52%	24.52%	25.35%	25.35%	25.35%	25.35%

Per Common Share
Book value				$17.25				$16.84
Less:
AOCI				0.71				(0.29)
Book value, excluding AOCI				$16.54				$17.13

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations (continued)
(Dollars in thousands)
(Unaudited)

	As of or For the Year Ended
	2019				2018
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
Revenue
Total revenues	$387,300	$28	$27,633	$414,961	$364,752	$10,128	$21,213	$396,093
Less:
Net realized and unrealized investment gains (losses)	—	—	7,084	7,084	—	—	(4,144)	(4,144)
Adjusted operating revenues	$387,300	$28	$20,549	$407,877	$364,752	$10,128	$25,357	$400,237

Net Income (Loss)
Net income (loss)	$5,665	$(4,040)	$(614)	$1,011	$22,175	$(5,648)	$(1,599)	$14,928
Less:
Net realized and unrealized investment gains (losses)	—	—	5,347	5,347	—	—	(3,094)	(3,094)
Acquisition and other costs	(237)	(5)	(1,025)	(1,267)	(1,488)	(70)	(410)	(1,968)
Amortization of identifiable intangibles	(10)	—	—	(10)	—	—	—	—
Gain (loss) on early extinguishment of debt	—	—	(2,698)	(2,698)	—	—	—	—
Adjusted operating income (loss)	$5,912	$(4,035)	$(2,238)	$(361)	$23,663	$(5,578)	$1,905	$19,990

Income tax rate assumed for reconciling items above	24.52%	24.52%	24.52%	24.52%	25.35%	25.35%	25.35%	25.35%

Per Common Share
Book value				$17.25				$16.84
Less:
AOCI				0.71				(0.29)
Book value, excluding AOCI				$16.54				$17.13